Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 of Riverview Financial Corporation of our report dated February 6, 2017 on the consolidated financial statements of CBT Financial Corp. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Livingston, New Jersey

June 29, 2017